NOTICE OF ANNUAL GENERAL MEETING

Notice is hereby given to shareholders that the annual general meeting (“AGM”) of Harmony Gold Mining Company Limited (“Harmony or Company”) will, as contemplated by section 63(2)(a) of the Companies Act 71 of 2008, as amended (“Act”) and clause 19 of the Company's memorandum of incorporation (“MOI”), be held entirely by electronic communication on Monday, 4 December 2023 at 11:00 (SA time), to conduct the business set out below and to consider, and adopt, if deemed fit, with or without modification, the ordinary and special resolutions set out in this Notice of AGM (“Notice”)

For more information about the online facility and the prescribed procedures and means of connecting thereto, please see the section titled “Electronic Participation” below in this Notice of AGM.

In terms of section 59(1)(a) and (b) of the Act, the board of directors of the Company (“Board”) has set the record date for the purpose of determining which shareholders of the Company are entitled to:
•receive this Notice of AGM (being the date on which a shareholder must be registered in the Company’s securities register to receive this Notice of AGM) as Friday, 20 October 2023; and
•participate in and vote at the AGM (being the date on which a shareholder must be registered in the Company’s securities register to participate in and vote at the AGM) as Friday, 24 November 2023. Accordingly, the last date to trade in order to participate in and vote at the meeting is Tuesday, 21 November 2023.

As the AGM will cater for Electronic Participation only, it will not be desirable nor practical for voting to take place by way of show of hands. Accordingly, the chairman has already determined that all voting will be by way of poll through the facility provided by the electronic online facilities. See further the section titled: “Electronic Participation” below in this Notice of AGM.

Presentation of annual financial statements
The audited consolidated annual financial statements of the Company, incorporating the reports of the auditors, the audit and risk committee, and the directors for the year ended 30 June 2023 will be presented to the shareholders of the Company at the AGM as required in terms of section 30(3)(d) of the Act, read with section 61(8)(a) of the Act.

The complete audited consolidated annual financial statements of the Company are available on Harmony’s website at www.har.co.za.

Presentation of group social and ethics committee report
In accordance with regulation 43(5)(c) of the Act, the social and ethics committee’s report in the Integrated annual report of the report to which this Notice of AGM is attached (and also available on Harmony’s website at www.har.co.za) will be presented to shareholders at the AGM.

Resolutions for consideration and adoption
1. Ordinary resolution number 1:
Re-election of a director
“RESOLVED THAT Dr Patrice Motsepe, who retires by rotation at this annual general meeting in accordance with the MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Dr Patrice Motsepe’s resumé below).

Dr Patrice Motsepe was appointed non-independent non-executive chairman on 23 September 2003. In 1994 Dr Motsepe founded Future Mining which grew rapidly to become a successful contract mining company. He then formed ARMgold in 1997 which listed on the JSE in 2002.

Dr Motsepe led ARMgold into a merger with Avmin and Harmony Gold in 2003. Following the merger Avmin changed its name to African Rainbow Minerals (ARM) and he became the founder and Executive Chairman of ARM. He was voted South Africa’s Business Leader of the Year in 2002 by the chief executive officers of the top 100 companies in South Africa. In the same year, he was the winner of the Ernst & Young Best Entrepreneur of the Year Award.

In 2017 Forbes Magazine commemorated its 100th Anniversary and honoured Dr Motsepe as one of the “100 Greatest Living Business Minds” in the world alongside many prominent global business leaders. He is the only person living on the African continent to be recognised and honoured as one of the “100 Greatest Living Business Minds” in the world.

Dr Motsepe and his wife, Dr Precious Moloi-Motsepe joined the Giving Pledge in January 2013 which was started by Warren Buffett and Bill and Melinda Gates. Dr Motsepe committed to give half of the wealth, which is owned by the Motsepe family to the poor and for philanthropic purposes during his lifetime and that of his wife and beyond. In April 2019, Forbes Magazine stated that US$500 million was donated by the Motsepe family to the poor and for philanthropic purposes.

In March 2020 Dr Motsepe announced that his family, in partnership with companies and organisations that they are associated with, including ARM, pledge R1 billion (US$57 million) to assist with South Africa and Africa’s response to the challenges presented by the Covid-19 pandemic.

Dr Motsepe is a member of the Board of Trustees of the World Economic Forum (WEF), the Global Network Advisory Board of the WEF Centre for the Fourth Industrial Revolution and the WEF International Business Council (IBC) which is made up of 100 of the most highly respected and influential chief executives from all industries. He is also a member of the Harvard Global Advisory Council and the International Council on Mining and Metals (ICMM).

Dr Patrice Motsepe was a partner in one of the largest law firms in South Africa, Bowmans and was also a visiting attorney in the USA with the law firm, McGuireWoods.

Dr Motsepe is the founder and Chairman of Ubuntu-Botho Investments, African Rainbow Capital (ARC), African Rainbow Energy and Power (AREP) and UBI General Partner Proprietary Limited. He is also the Deputy Chairman of Sanlam and Chairman of Harmony Gold.

He is the President of CAF (Confederation of African Football) and Vice President of FIFA (Fédération Internationale de Football Association). He was previously Chairman of Mamelodi Sundowns Football Club.

See Harmony’s website for further detail.

The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 1
.
2. Ordinary resolution number 2:
Re-election of a director
“RESOLVED THAT Peter Turner, who retires by rotation at this annual general meeting in accordance with the MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Peter Turner’s resumé below)

Peter was appointed to the Harmony board on 19 February 2021. Peter has over forty years of experience in the mining industry in both open pit and deep-level underground mines. This wealth of experience was achieved through his tenures at AngloGold Ashanti Limited, Gold Fields Limited and Sibanye Stillwater Limited. He brings a wealth of expertise to the board, having managed and constructed mining operations throughout Africa (South Africa, Namibia, Mali, Tanzania and Ghana).

The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 2.

3. Ordinary resolution number 3:
Re-election of director
“RESOLVED THAT John Wetton, who retires by rotation at this annual general meeting in accordance with the MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See John Wetton’s resumé below).

John was appointed to the board on 1 July 2011. He spent his professional career with Ernst & Young (EY) in the United Kingdom and South Africa mainly in corporate audit.

He attended several post qualification programmes including those presented by the University of Cape Town Graduate School of Business, Harvard Business School and Gordon Institute of Business Science.

When EY integrated globally, he had a business development role across sub-Saharan Africa and was also part of the team that led the strategic integration of EY’s practices and services throughout sub-Saharan Africa.

For several years he led EY’s mining group and acted as senior partner for many of the firm’s major mining and construction clients. He was a member of EY’s executive management committee (board) and was, until retirement, a member of the EY Africa Governance Board.

The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 3.

4. Ordinary resolution number 4:
Re-election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 3 being passed, John Wetton, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next AGM.” (See John Wetton’s resumé under ordinary resolution number 3).

The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 4.

5. Ordinary resolution number 5:
Re-election of audit and risk committee member
“RESOLVED THAT Karabo Nondumo, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next AGM.” (See Karabo Nondumo’s resumé below).

Karabo was appointed to the board on 3 May 2013. She is an entrepreneur who has interests in provision of Industrial supplies & Investments. She held Executive Head roles within Vodacom Business and Mergers & Acquisitions at Vodacom Group. She’s a previous CEO of AWCA Investment Holdings Limited. She was an associate as well as executive assistant to the chairman at Shanduka Group.

Karabo is a qualified Chartered Accountant and a member of the South African Institute of Chartered Accountants (SAICA) and African Women Chartered Accountants (AWCA). She has extensive experience in the Telecommunications, Financial Services and Mining sectors. She is an independent non-executive director of: Harmony Gold Mining Company Limited (Chair: social and ethics; member of nomination; investment; and audit and risk subcommittees); Sanlam Limited (Chair: social and ethics; member of risk and compliance; audit and actuarial, HR and nomination subcommittees); TCI-Tiso Proprietary Limited (Chair: finance and risk committee) and MTN Group Operating companies in Swaziland, Zambia, Uganda and Rwanda (Chair: audit and risk committee)

She is an advisory member of Senatla Capital and a trustee of Mabindu and Ubuntu-Botho Women’s Trusts.

Previous board roles include MTN Group Operating companies in Sudan and South Sudan, Brightrock Holdings Limited; Merafe Resources Limited; SA Express Airways SOC Limited; Rolfes Holdings Limited and Richards Bay Coal Terminal.

The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 5.

6. Ordinary resolution number 6:
Re-election of audit and risk committee member
“RESOLVED THAT Given Sibiya, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next AGM.” (See Given Sibiya’s resumé below).

Given was appointed to the board on 13 May 2019. She is a Chartered Accountant and until 31 August 2014 was Head: Internal Audit at SekelaXabiso Proprietary Limited. She has over 30 years’ experience in internal and external auditing, risk management, management consulting, corporate governance and forensic auditing. Prior to joining SekelaXabiso Proprietary Limited, she spent nine years at SizweNtsaluba VSP where she was Director: Forensics and where from 2005 she headed the Corporate Governance Services Division. She also worked for Anglo American Corporation as an internal auditor in the Group Audit Services Department from April 1994 to May 1996. Prior to that, she served articles at KPMG Aiken & Peat from 1991 to early 1994.

She has served as a member of the audit and risk committee for a number of entities, including as chairperson of the audit committee for Basil Read Holdings Limited, South African Express Airways SOC Limited and Brand South Africa. She currently serves as a non-executive director of Chapter Zero South Africa , as well as a non-executive board member of Ithala SOC Limited,, where she chairs both the audit and compliance committee and the social, ethics and sustainability committee. She was the audit committee chairperson of The Presidency until December 2022 and currently chairs the audit and risk committee of the Composers, Authors and Publishers Association (CAPASSO).

The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 6.

7. Ordinary resolution number 7:
Re-election of audit and risk committee member
“RESOLVED THAT Bongani Nqwababa, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next AGM.” (See Bongani Nqwababa’s resumé below).

Bongani was appointed to the board on 18 May 2022. He was Joint CEO of Sasol Limited. Prior to that, he was CFO and executive director at Sasol, Anglo American Platinum, Eskom and Shell Southern Africa.

He has over 30 years’ experience in the mining, petrochemicals, and energy sectors globally and in South Africa.

Bongani is currently an independent non-executive director of the Development Bank of Southern Africa (DBSA), Discovery Bank Limited and African Rainbow Minerals Limited. He is Chairman of Babcock Ntuthuko Engineering and Babcock Plant Services in South Africa. He previously served on the board of Old Mutual plc as an independent non-executive director and chaired the SARS Audit Committee.

The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 7.

8. Ordinary resolution number 8:
Re-election of audit and risk committee member
“RESOLVED THAT Martin Prinsloo, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next AGM.” (See Martin Prinsloo’s resumé below).

Martin was appointed to the board on 18 May 2022. He has 30 years of corporate, project and structured finance experience, including eight years as financial director (CFO) of a JSE-listed company. Martin’s early career progressed from KPMG through the Industrial Development Corporation after which he joined BoE Merchant Bank as director of Specialised Finance where he implemented several listing and funding transactions predominantly in the resources industry.

In 2003, he was appointed to Anglo Platinum as head of Corporate Finance and Business Development and acted in the capacity of executive head Finance (CFO) for just over a year before joining Royal Bafokeng Platinum as CFO in 2009. Martin invested into a private equity business, Fledge Capital in March 2019 and is also a non-executive director of a number of unlisted companies including Oasis Water Holdings Proprietary Limited.

The percentage of voting rights required for ordinary resolution number 8 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 8.

9. Ordinary resolution number 9:
Re-appointment of external auditors
“RESOLVED THAT Ernst & Young Incorporated be and is hereby reappointed as the external auditor of the Company to hold office from this AGM until conclusion of the next AGM.”

The percentage of voting rights required for ordinary resolution number 9 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 9.

10. Ordinary resolution number 10:
Approval of remuneration policy
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV Report on Corporate Governance for South Africa, 2016 (“King IV”), that the remuneration policy of the Company, as set out in the Integrated annual report ( available on Harmony’s website at www.har.co.za), be and is hereby approved.”

As this matter is non-binding, no minimum voting threshold is needed. However, in the event that 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 10 are against such resolution, the Company shall engage with dissenting shareholders and implement measures, in the manner set out in the remuneration policy read with King IV.

11. Ordinary resolution number 11:
Approval of the implementation report
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the implementation report of the Company, as set out in the Integrated annual report (available on Harmony’s website at www.har.co.za) be and is hereby approved.”

As this matter is non-binding, no minimum voting threshold is needed. However, in the event that 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 11 are against such resolution, the Company shall engage with dissenting shareholders and implement measures, in the manner set out in the implementation report read with King IV.

12. Ordinary resolution number 12:
General authority to issue shares for cash
“RESOLVED THAT the Board be and is hereby authorised as a general authority to issue authorised but unissued shares in the capital of the Company (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash (or the extinction of a liability, obligation or commitment, restraint or settlement of expenses) on such terms and conditions as the Board may, from time to time, in its sole discretion deem fit, subject to the provisions of the Act and the Listings Requirements of the JSE Limited (“JSE Listings Requirements” and “JSE” respectively), provided that:
(a)the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;
(b)the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and subject to (e) below not to related parties;
(c)securities which are the subject of general issues for cash in the aggregate may not exceed 5% (five percent) of the Company’s shares in issue as at the date of this Notice of AGM, excluding treasury shares – the number of shares available for the issue of shares for cash will therefore be limited to 30 903 598 shares, provided that;
(i)this authority shall be valid until the Company’s next AGM or for 15 (fifteen) months from the date on which this resolution is passed, whichever period is shorter, subject to the requirements of the JSE and any other restrictions set out in this authority;
(ii)the calculation of the Company’s listed equity securities must be a factual assessment of the Company’s listed equity securities as at the date of this Notice of AGM, excluding treasury shares;
(iii)any equity securities issued for cash under this authority during the period contemplated in (i) shall be deducted from the number set out in (c); and
(iv)in the event of sub-division or consolidation of issued equity securities during the period contemplated in (i), the existing authority will be adjusted accordingly to represent the same allocation ratio;
(v)the maximum discount at which equity securities may be issued is 10% (ten percent) of the weighted average traded price of such equity securities measured over the 30 (thirty) business days prior to the date that the price of the issue is agreed between the Company and the party subscribing for the securities; and

(d)this approval expressly allows related parties to participate in a general issue for cash through a bookbuild process provided that –
(i)    related parties may only participate with a maximum bid price at which they are prepared to take-up shares or at book close price. In the event of a maximum bid price and the book closes at a higher price, the relevant related party will be “out of the book” and not be allocated shares; and
(ii)     equity securities must be allocated equitably “in the book” through the bookbuild process and the measures to be applied must be disclosed in the SENS announcement launching the bookbuild.

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 12 requires the approval of at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the AGM or represented by proxy at this AGM, and entitled to exercise voting rights on ordinary resolution number 12.

13. Special resolution number 1:
Approval of Financial Assistance in terms of section 45 of the Act
“RESOLVED THAT, in terms of section 45(3)(a)(ii) of the Act, the provision by the Company, at any time during the period of 2 (two) years from the date of passing of this special resolution, of any direct or indirect financial assistance, as contemplated in section 45 of the Act, to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related or inter-related to any such company, corporation or member, be and is hereby approved, provided that:
a.    the identity of the recipient of such financial assistance, the form, nature and extent of such financial assistance and the terms and conditions under which such financial assistance is to be provided, are determined by the Board from time to time;
b.    the Board may not authorise the Company to provide any financial assistance pursuant to this special resolution unless the Board fulfils all the requirements of section 45 of the Act, which it is required to fulfil in order to authorise the Company to provide such financial assistance; and
c.    such financial assistance to a recipient is, in the opinion of the Board, required for the purpose of (i) meeting all or any of such recipient’s operating expenses (including capital expenditure), and/or (ii) funding the growth, expansion, reorganisation or restructuring of the businesses or operations of such recipient, and/or (iii) providing any form of financial assistance to such recipient for any other purpose which, in the opinion of the Board, is directly or indirectly in the interests of the Company.”

The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy five percent) of the voting rights exercised in favour of the resolution by shareholders present at the AGM or represented by proxy and entitled to exercise voting rights on special resolution number 1.

Notice is hereby given to shareholders of the Company in terms of section 45(5) of the Act of a resolution adopted by the Board, authorising the Company to provide such direct or indirect financial assistance as specified in special resolution number 1 on the basis that:
a.    by the time that this Notice of AGM is delivered to shareholders of the Company, the Board will have adopted a resolution (“Section 45 Board Resolution”) authorising the Company to provide, subject to the shareholders approving special resolution 1, at any time and from time to time during the period of 2 (two) years commencing on the date on which special resolution number 1 is adopted, any direct or indirect financial assistance as contemplated in section 45 of the Companies Act to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related to any such company, corporation or member;
b.    the Section 45 Board Resolution will be effective only if and to the extent that special resolution number 1 is adopted by the shareholders of the Company, and the provision of any such direct or indirect financial assistance by the Company, pursuant to such resolution, will always be subject to the Board being satisfied that (i) immediately after providing such financial assistance, the Company will satisfy the solvency and liquidity test as referred to in section 45(3)(b)(i) of the Act, and that (ii) the terms under which such financial assistance is to be given are fair and reasonable to the Company as referred to in section 45(3)(b)(ii); and
c.    in as much as the Section 45 Board Resolution contemplates that such financial assistance will in the aggregate exceed 1/10 (one tenth) of 1% (one percent) of the Company’s net worth at the date of adoption of such resolution, the Company hereby provides notice of the Section 45 Board Resolution to shareholders of the Company. Such notice will also be provided to any trade union representing any employees of the Company.

14. Special resolution number 2:
Pre-approval of non-executive directors’ remuneration
“RESOLVED, in terms of section 66(8), read with section 66(9) of the Act, that the Company be and is hereby authorised to pay the following annual remuneration to its non-executive directors for their services as non-executive directors (together with the value-added tax thereon, if applicable) for a period of (two) 2 years from the date of this AGM or until the non-executive directors’ remuneration is amended by way of special resolution of the shareholders, whichever comes first:

Directors’ remuneration (R’000)

	Board					Committee
					Attendance
	Annual Retainer				Fee[1]	Audit and risk		Social and ethics		Remuneration		Nomination		Investment		Technical
	Chairman	Deputy chair	LID[2]	Member	Member	Chair	Member	Chair	Member	Chair	Member	Chair	Member	Chair	Member	Chair	Member
Current	1 794,0	660,1	591,0	395,9	31,2	384,3	193,5	269,2	146,6	269,2	146,6	269,2	146,6	269,2	146,6	269,2	146,6
Proposed	1 892,7	696,4	623,5	417,7	32,9	405,4	204,1	284,0	154,7	284,0	154,7	284,0	154,7	284,0	154,7	284,0	154,7
Increase	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%	5,5%
1    Only payable per board meeting attended.
2    Lead independent director.

Ad hoc fees: R22 455 ad hoc meeting/attendance to company business per day (5.5% increase).

The directors’ remuneration set out above excludes value-added tax which the Company is authorised to pay, in addition to the above directors’ remuneration, to those non-executive directors who are obliged to charge value added tax on their directors’ remuneration.

The percentage of voting rights required for special resolution number 2 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on special resolution number 2.

Electronic participation
In accordance with the provisions of the Act and the MOI, the AGM will be conducted entirely through electronic communication. The electronic meeting facilities will permit all participants to be able to communicate concurrently with each other without an intermediary, and to participate reasonably effectively in the meeting. Voting via the electronic facility will be the only method available to shareholders to vote their shares at the AGM.

Shareholders who wish to electronically participate in and/or vote at the AGM are required to complete the Electronic Participation Application Form attached hereto and email same to The Meeting Specialist Proprietary Limited (“TMS”) at proxy@tmsmeetings.co.za or contact them on +2781 711 4255/+2784 433 4836/ +2761 440 0654 as soon as possible, but in any event no later than 11:00 (SA time) on Thursday, 30 November 2023.

If shareholders who hold dematerialised shares without own name registration wish to participate in the AGM, they should instruct their central securities depository participant (“CSDP”) or broker to issue them with the necessary letter of representation to participate in the AGM, in the manner stipulated in their Custody Agreement. These instructions must be provided to the CSDP or broker by the cut-off time and date advised by the CSDP or broker, to accommodate such requests.

TMS will assist shareholders with the requirements for electronic participation in, and/or voting at the AGM. TMS is further obliged to validate (in correspondence with Harmony and, in particular, Harmony's transfer secretaries, JSE Investor Services Proprietary Limited (“Transfer Secretaries”) and shareholders’ CSDPs) each such shareholder’s entitlement to participate in and/or vote at the AGM, before providing it with the necessary means to access the AGM and/or the associated voting platform.

Shareholders will be liable for their own network charges in relation to electronic participation in and/ or voting at the AGM. Any such charges will not be for the account of the JSE, Harmony, the Transfer Secretaries and/or TMS.

None of Harmony, the Transfer Secretaries or TMS can be held accountable in the case of loss of network connectivity or other network failure due to insufficient airtime, internet connectivity, internet bandwidth and/or power outages which prevents any such Shareholder from participating in and/or voting at the AGM.

Shareholders are strongly encouraged to have a stable internet connection with sufficient bandwidth capabilities to participate in the AGM. Shareholders are strongly encouraged to submit their proxies beforehand, even if they intend to participate in the AGM, to ensure that their votes are counted in the event of any delays or disruptions to the shareholder’s network connectivity and/or loss of network connectivity by such shareholder during ay part of the AGM.

Identification, proxies and voting
Shareholders are reminded that:
•a shareholder eligible to participate in and vote at the AGM is entitled to appoint a proxy (or proxies) to participate in and vote at the AGM in place of the shareholder – shareholders are referred to the proxy form attached to this Notice of AGM in this regard;
•a proxy need not also be a shareholder of the Company;
•in terms of section 63(1) of the Act, any person participating in a meeting of shareholders must present reasonably satisfactory identification and the person presiding at the AGM must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified – acceptable forms of verification include a green bar-coded or smart card identification document issued by the South African Department of Home Affairs, a South African driver’s licence or a valid passport; and
•this Notice of AGM includes the attached form of proxy.

All beneficial owners whose shares have been dematerialised through a CSDP or broker, other than with “own name” registration, must provide their CSDP or broker with their voting instructions in terms of their custody agreement should they wish to vote at the AGM. Alternatively, they may request their CSDP or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to participate in the AGM.

Unless you advise your CSDP or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to participate in the AGM or send a proxy to represent you, your CSDP or broker may assume that you do not wish to participate in the AGM or send a proxy.

Forms of proxy attached hereto must be dated and signed by the shareholder of the Company appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the Transfer Secretaries by no later than 11:00 (SA time) on Thursday, 30 November 2023.

In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:
•An ordinary shareholder entitled participate in and vote at the AGM may appoint any individual (or individuals) as a proxy or proxies to participate in and vote at the AGM in the place of such shareholder. A proxy need not be a shareholder of the Company.
•A proxy appointment must be in writing, dated and signed by the shareholder of the Company appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the AGM.
•A proxy may delegate its authority to act on behalf of a shareholder of the Company to another person, subject to any restrictions set out in the instrument appointing the proxy.
•Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the shareholder of the Company who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder of the Company.
•Unless the proxy appointment expressly provides otherwise, the appointment of a proxy is revocable by the shareholder of the Company in question cancelling it in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the Company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder of the Company as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the Company as required in the first sentence of this paragraph.
•If the instrument appointing the proxy or proxies has been delivered to the Company, as long as that appointment remains in effect, any notice required by the Act or the MOI to be delivered by the Company to the shareholder of the Company, must be delivered by the Company to (a) the shareholder of the Company, or (b) the proxy or proxies, if the shareholder of the Company has (i) directed the Company to do so in writing; and (ii) paid any reasonable fee charged by the Company for doing so.

Attention is also drawn to the notes to the form of proxy.

Completing a form of proxy does not preclude any shareholder of the Company from participating in the AGM.

By order of the Board

Harmony Gold Mining Company Limited
S Mohatla
Group company secretary
Randfontein

25 October 2023

Annual general meeting explanatory notes
Presentation of annual financial statements
At the AGM, the directors must present the annual financial statements for the year ended 30 June 2023 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors.

Presentation of group social and ethics committee report
At the AGM, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.

Ordinary Resolution Number 1:
Re-election of a director
In accordance with the JSE Listings Requirements, the MOI, section 68(1) read with section 70(3)(b)(i) of the Act, Dr Patrice Motsepe’s appointment by the Board as a director of the Company must be confirmed at this AGM of the Company by a new election. (See Dr Patrice Motsepe’s resumé under ordinary resolution number 1).

Ordinary Resolution Number 2:
Re-election of a director
In accordance with the JSE Listings Requirements, the MOI, section 68(1) read with section 70(3)(b)(i) of the Act, Peter Turner’s appointment by the Board as a director of the Company must be confirmed at this AGM of the Company by a new election. (See Peter Turner’s resumé under ordinary resolution number 2).

Ordinary Resolutions Numbers 3:
Re-election of director
In accordance with the JSE Listings Requirements, the MOI, section 68(1) read with section 70(3)(b)(i) of the Act, John Wetton’s appointment by the Board as a director of the Company must be confirmed at this AGM of the Company by a new election. (See John Wetton’s resumé under ordinary resolution number 3).

Ordinary Resolutions Numbers 4 to 8:
Re-election of audit and risk committee
In terms of section 94(2) of the Act, a public company must, at each AGM, elect an audit committee comprising at least 3 (three) members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.

The Board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.

Ordinary Resolution Number 9:
Re-appointment of external auditors
Ernst & Young Incorporated has indicated its willingness to continue in office and ordinary resolution 9 proposes the reappointment of that firm as the Company’s auditors. Section 90(3) of the Act requires the designated audit partner to meet the criteria as set out in section 90(2) of the Act.

The Board is satisfied that both Ernst & Young Incorporated and the designated audit partner meet all relevant requirements.

Ordinary Resolution Number 10:
Remuneration policy
King IV recommends that the remuneration policy of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration policy.

Ordinary Resolution Number 11:
Approval of Implementation report
King IV recommends that the implementation report of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the implementation of the remuneration policy.

In the event that 25% (twenty-five percent) or more of the votes are cast against ordinary resolutions number 10 and/or 11, the company undertakes to engage with dissenting shareholders in the manner stipulated in the remuneration report read with King IV.

Ordinary Resolution Number 12:
General authority to issue shares for cash
Ordinary resolution number 12 seeks to give the directors authority to issue the Company’s listed securities for cash as permitted by the Act, the MOI and the JSE Listings Requirements.

The Board confirms that there is no specific intention to use this authority as at the date of this Notice of AGM, but considers it advantageous to have the flexibility to take advantage of any business opportunity that may arise in future.

Special Resolution Number 1:
Approval of financial assistance
In terms of section 45 of the Act, the Company may, amongst others, provide loans and other financial assistance to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related or inter-related to any such company, corporation or member. Shareholders are required to pass special resolution number 1 in order to grant the Board the authority to authorise the Company’s provision of such financial assistance, subject to the Board being satisfied that the Company meets the solvency and liquidity test (as per section 4 of the Act) and subject further to the financial assistance falling within the category of assistance mentioned in sub-paragraph (c) of special resolution number 1 above.

Special Resolution Number 2:
Pre-approval of non-executive directors’ remuneration
In terms of section 66(8) read with section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the MOI and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the Company and, as such, the resolution, as included in this Notice of AGM, requests approval only for the remuneration paid to non-executive directors for their service as directors of the Company. The proposed fees are recommended for approval for a period of 2 (two) years from the date of this AGM or until such time as the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.

General
Shareholders and proxies participating in the AGM are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to participate in the AGM.

FORM OF PROXY

To be completed by certificated shareholders and dematerialised shareholders with ‘own name registration only
Harmony Gold Mining Company Limited (Incorporated in South Africa) (Registration number: 1950/038232/06)JSE share code: HAR ISIN: ZAE000015228 JSE share code: HAR NYSE: HMY (“Harmony” or the “Company”)

For use by certificated shareholders and dematerialised shareholders with “own-name” registration who are unable to attend and vote at the AGM to be held entirely by electronic communication on Monday, 4 December 2023 at 11:00 (South African Standard Time) or at any adjournment thereof.

Dematerialised Shareholders without “own-name” registration must not complete this Form of Proxy but should timeously inform their nominee, or, if applicable, their CSDP or stockbroker of their intention to participate in and vote at the AGM electronically and request such nominee, CSDP or stockbroker to issue them with the necessary letter of representation to attend or provide such nominee, CSDP or stockbroker with their voting instructions should they not wish to attend the AGM electronically but wish to be represented by proxy at such meeting. Such shareholders must not return this Form of Proxy to the Transfer Secretaries.

Each Shareholder is entitled to appoint a proxy (who need not be a member of the Company) to attend, speak and vote in place of that Shareholder at the AGM. Please read the notes to this form of proxy below.

I/We (please print names in full)
of (address)
being the holder/s of	shares in the Company, do hereby appoint:
1	or, failing him/her
2	or, failing him/her

The chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll or ballot, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

ORDINARY RESOLUTIONS	For	Against	Abstain
Ordinary Resolution Number 1: To re-elect Dr Patrice Motsepe as a director
Ordinary Resolution Number 2: To re-elect Peter Turner as a director
Ordinary Resolution Number 3: To re-elect John Wetton as a director
Ordinary Resolution Number 4: To re-elect John Wetton as a member of the audit and risk committee
Ordinary Resolution Number 5: To re-elect Karabo Nondumo as a member of the audit and risk committee
Ordinary Resolution Number 6: To re-elect Given Sibiya as a member of the audit and risk committee
Ordinary Resolution Number 7: To elect Bongani Nqwababa as a member of the audit and risk committee
Ordinary Resolution Number 8: To elect Martin Prinsloo as a member of the audit and risk committee
Ordinary Resolution Number 9: To reappoint the external auditors
Ordinary Resolution Number 10: To approve the remuneration policy
Ordinary Resolution Number 11: To approve the implementation report
Ordinary Resolution Number 12: To approve a general authority to issue shares for cash
SPECIAL RESOLUTIONS
Special Resolution Number 1: To approve financial assistance in terms of section 45 of the Act
Special Resolution Number 2: To pre-approve non-executive directors’ remuneration

Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at	this	day of	2023
Signature
Assisted by me, where applicable (name and signature)

Completed Forms of Proxy must be dated and signed by the shareholder appointing a proxy and must be lodged electronically with Transfer Secretaries. Shareholders are urged (but not required) to electronically deliver their completed Form of Proxy by no later than 11:00 (South African Standard Time) on Thursday, 30 November 2023 to meetingservices@jseinvestorservices.co.za.

Please read the notes and instructions on the reverse side.

NOTES TO FORM OF PROXY

1.A Form of Proxy is only to be completed by those shareholders who are:
a.registered holders of shares in certificated form; or
b.holders of dematerialised shares of the Company in their own name.
2.If you have already dematerialised your shares through a CSDP or broker and wish to participate in and vote at the AGM, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.
3.A shareholder may insert the name of a proxy or the names of two alternative proxies of the shareholder’s choice in the space provided. The person whose name stands first on the Form of Proxy and who is present at the AGM will be entitled to act to the exclusion of those whose names follow.
4.On a poll, a shareholder who is present or represented by proxy will be entitled to that proportion of the total votes in the Company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the Company.
5.A shareholder’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the shareholder in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the AGM as he/ she deems fit in respect of all the shareholder’s votes exercisable. A shareholder or the proxy is not obliged to use all the votes exercisable by the shareholder or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the shareholder or by the proxy.
6.Forms of Proxy (enclosed) (enclosed) must be dated and signed by the shareholder appointing a proxy and must be lodged electronically with JSE Investor Services Proprietary Limited. Shareholders are urged (but not required) to electronically deliver their completed Form of Proxy by no later than 09:00 (South African Standard Time) on Thursday, 30 November 2023 to the offices of the Transfer Secretaries, JSE Investor Services Proprietary Limited, One Exchange Square, Gwen Lane, Sandown, Sandton, 2196 (PO Box 4844, Johannesburg, 2000 email: meetingservices@jseinvestorservices.co.za).
7.Completing and lodging this Form of Proxy will not preclude the relevant shareholder from electronically attending the AGM and speaking and voting electronically to the exclusion of any proxy appointed in terms hereof.
8.Documentary evidence establishing the authority of a person signing this Form of Proxy in a representative capacity or other legal capacity must be attached to this Form of Proxy, unless previously recorded by the Transfer Secretaries or waived by the chairman of the AGM.
9.The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this Form of Proxy must be initialled by the signatory(ies).
10.Despite the aforegoing, the chairman of the AGM may waive any formalities that would otherwise be a prerequisite for a valid proxy.
11.If any shares are jointly held, all joint shareholders must sign this Form of Proxy. If more than one of those shareholders is present at the AGM either electronically or by proxy, the person whose name appears first in the Register will be entitled to vote.

ELECTRONIC PARTICIPATION FORM

Electronic participation in the Harmony Gold Mining Company Limited electronic annual general meeting to be held on 4 December 2023
Harmony Gold Mining Company Limited (Incorporated in South Africa) (Registration number: 1950/038232/06)JSE share code: HAR ISIN: ZAE000015228 JSE share code: HAR NYSE: HMY (“Harmony” or the “Company”)

•Shareholders or their proxies who wish to participate in the annual general meeting via electronic communication (“Participants”), must apply to the Company’s meeting scrutineers to do so by emailing the form below (“the application”) to the email address of the Company’s meeting scrutineers, The Meeting Specialist (Proprietary) Limited (“TMS”), by no later than 11:00 (SA time) on 30 November 2023. The email address is as follows: proxy@tmsmeetings.co.za
•Shareholders who have dematerialised their shares, other than those shareholders who have dematerialised their shares with ‘own name’ registration, should contact their Central Securities Depository Participant (“CSDP”) or broker in the manner and time stipulated in their agreement with their CSDP or Broker:
–to furnish them with their voting instructions; and
–in the event that they wish to participate in the meeting, to obtain the necessary authority to do so.
•Participants will be able to vote during the annual general meeting through an electronic participation platform. Such participants, should they wish to have their vote(s) counted at the annual general meeting, must provide TMS with the information requested below.
•Each shareholder, who has complied with the requirements below, will be contacted between 30 November and 4 December 2023 via email/mobile with a unique link to allow them to participate in the electronic annual general meeting.
•The cost of the participant’s phone call or data usage will be at his/her own expense and will be billed separately by his/her own telephone service provider.
•The cut-off time, for administrative purposes, to participate in the meeting will be 11:00am (SA time) on 30 November 2023.
•The participant’s unique access credentials will be forwarded to the email/mobile telephone provided below.

Application form

Name and surname of shareholder
Name and surname of shareholder representative (if applicable)
ID number of shareholder or representative
Email address
Mobile/cell number/Telephone number
Name of CSDP or Broker (if shares are held in dematerialised format)
SCA number/Broker account number or Own name account number
Number of shares
Signature

By signing this form, I agree and consent to the processing of my personal information above for the purpose of participation in the general meeting.

Terms and conditions for participation at the Harmony Gold Mining Company Limited annual general meeting to be held on 4 December 2023 via electronic communication
•The cost of dialling in using a telecommunication line/webcast/web-streaming to participate in the annual general meeting is for the expense of the participant and will be billed separately by the participant’s own telephone service provider.
•The participant acknowledges that the telecommunication lines/webcast/web-streaming are provided by a third party and indemnifies Harmony Gold Mining Company Limited, the JSE Limited and TMS and/or their third-party service providers against any loss, injury, damage, penalty or claim arising in any way from the use or possession of the telecommunication lines/webcast/web-streaming, whether or not the problem is caused by any act or omission on the part of the participant or anyone else. In particular, but not exclusively, the participant acknowledges that he/she will have no claim against Harmony Gold Mining Company Limited, the JSE Limited and TMS and/or its third-party service providers, whether for consequential damages or otherwise, arising from the use of the telecommunication lines/webcast/web-streaming or any defect in it or from total or partial failure of the telecommunication lines/webcast/web-streaming and connections linking the telecommunication lines/ webcast/web-streaming to the annual general meeting.
•Participants will be able to vote during the annual general meeting through an electronic participation platform. Such participants, should they wish to have their vote(s) counted at the annual general meeting, must act in accordance with the requirements set out above.
•Once the participant has received the link, the onus to safeguard this information remains with the participant.
•The application will only be deemed successful if this application form has been fully completed and signed by the participant and delivered or emailed to TMS at proxy@tmsmeetings.co.za

Shareholder name:
Signature:
Date:

Important: You are required to attach a copy of your identity document/driver’s licence/passport when submitting the application.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the safe harbour provided by section 21E of the Exchange Act and section 27A of the Securities Act of 1933, as amended (the Securities Act), with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters.

These forward-looking statements, including, among others, those relating to our future business prospects, revenues, and the potential benefit of acquisitions (including statements regarding growth and cost savings) wherever they may occur in this booklet, are necessarily estimates reflecting the best judgement of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth in our integrated annual report.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:
•Overall economic and business conditions in South Africa, Papua New Guinea, Australia and elsewhere
•The impact from, and measures taken to address, Covid-19 and other contagious diseases, such as HIV and tuberculosis
•High and rising inflation, supply chain issues, volatile commodity costs and other inflationary pressures exacerbated by the Russian invasion of Ukraine and subsequent sanctions
•Estimates of future earnings, and the sensitivity of earnings to gold and other metals prices
•Estimates of future gold and other metals production and sales
•Estimates of future cash costs
•Estimates of future cash flows, and the sensitivity of cash flows to gold and other metals prices
•Estimates of provision for silicosis settlement
•Increasing regulation of environmental and sustainability matters such as greenhouse gas emission and climate change, and the impact of climate change on our operations
•Estimates of future tax liabilities under the Carbon Tax Act (South Africa)
•Statements regarding future debt repayments
•Estimates of future capital expenditures
•The success of our business strategy, exploration and development activities and other initiatives
•Future financial position, plans, strategies, objectives, capital expenditures, projected costs and anticipated cost savings and financing plans
•Estimates of Reserves statements regarding future exploration results and the replacement of Reserves
•The ability to achieve anticipated efficiencies and other cost savings in connection with past and future acquisitions, as well as at existing operations
•Fluctuations in the market price of gold and other metals
•The occurrence of hazards associated with underground and surface gold mining
•The occurrence of labour disruptions related to industrial action or health and safety incidents
•Power cost increases as well as power stoppages, fluctuations and usage constraints
•Ageing infrastructure, unplanned breakdowns and stoppages that may delay production
•Increase costs and industrial accidents
•Supply chain shortages and increases in the prices of production imports and the availability, terms and deployment of capital
•Our ability to hire and retain senior management, sufficiently technically-skilled employees, as well as our ability to achieve sufficient representation of historically disadvantaged persons in management positions or sufficient gender diversity in management positions or at Board level
•Our ability to comply with requirements that we operate in a sustainable manner and provide benefits to affected communities
•Potential liabilities related to occupational health diseases
•Changes in government regulation and the political environment, particularly tax and royalties, mining rights, health, safety, environmental regulation and business ownership including any interpretation thereof
•Court decisions affecting the mining industry, including, without limitation, regarding the interpretation of mining rights
•Our ability to protect our information technology and communication systems and the personal data we retain
•Risks related to the failure of internal controls
•Our ability to meet our environmental, social and corporate governance targets
•The outcome of pending or future litigation or regulatory proceedings
•Fluctuations in exchange rates and currency devaluations and other macro-economic monetary policies, as well as the impact of South African exchange control regulations
•The adequacy of the group’s insurance coverage
•Any further downgrade of South Africa’s credit rating
•Socio-economic or political instability in South Africa, Papua New Guinea and other countries in which we operate
•Changes in technical and economic assumptions underlying our Mineral Reserves estimates
•Geotechnical challenges due to the ageing of certain mines and a trend toward mining deeper pits and more complex, often deeper underground deposits
•Actual or alleged breach or breaches in governance processes, fraud, bribery or corruption at our operations that leads to censure, penalties or negative reputational impacts.

The foregoing factors and others described under Our risk and opportunity profile in our Integrated Annual Report and our Form 20-F should not be construed as exhaustive. We undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this annual report or to reflect the occurrence of unanticipated events, except as required by law. All subsequent written or oral forward-looking statements attributable to Harmony or any person acting on its behalf, are qualified by the cautionary statements herein.

The forward-looking financial information has not been reviewed and reported on by the company’s auditors.

ADMINISTRATIVE AND CONTACT DETAILS

Harmony Gold Mining Company Limited
Harmony was incorporated and registered as a public
company in South Africa on 25 August 1950
Registration number: 1950/038232/06

Corporate office
Randfontein Office Park
PO Box 2, Randfontein 1760, South Africa
Corner Main Reef Road and Ward Avenue,
Randfontein, 1759, South Africa

Telephone: +27 11 411 2000

Website: www.harmony.co.za

Directors
Dr PT Motsepe* (chairman)
KT Nondumo*^ (deputy chairman)
Dr M Msimang*^ (lead independent director)
PW Steenkamp** (chief executive officer)
BP Lekubo** (financial director)
Dr HE Mashego** (executive director)
B Nqwababa*^
VP Pillay*^
MJ Prinsloo*^
GR Sibiya*^
PL Turner *^
JL Wetton*^

*    Non-executive
**    Executive
^    Independent

Investor relations
Email: HarmonyIR@harmony.co.za

Telephone: +27 11 411 6073 or +27 82 746 4120
Website: www.harmony.co.za

Company Secretariat
Email: companysecretariat@harmony.co.za

Telephone: +27 11 411 2359

Transfer secretaries
JSE Investor Services South Africa (Proprietary) Limited
(Registration number 2000/007239/07)
19 Ameshoff Street, 13th Floor, Hollard House, Braamfontein
Johannesburg, South Africa

PO Box 4844, Johannesburg, 2000, South Africa

Email: info@jseinvestorservices.co.za

Telephone: +27 861 546 572 (South Africa)
Fax: +27 86 674 2450

American Depositary Receipts (ADRs)
Deutsche Bank Trust Company Americas
c/o American Stock Transfer and Trust Company
Operations Centre, 6201 15th Avenue, Brooklyn,
NY11219, United States

Email queries: db@astfinancial.com

Toll free (within US): +1 886 249 2593
Int: +1 718 921 8137
Fax: +1 718 921 8334

Sponsor
JP Morgan Equities South Africa (Proprietary) Limited
1 Fricker Road, corner Hurlingham Road, Illovo,
Johannesburg, 2196, South Africa
Private Bag X9936, Sandton, 2146, South Africa

Telephone: +27 11 507 0300
Fax: +27 11 507 0503

Trading symbols
JSE: HAR
NYSE: HMY
ISIN: ZAE 000015228